Tidal ETF Trust N-14

Exhibit 99.13(a)(2)

 TWENTY - SECOND AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS TWENTY-SECOND AMENDMENT effective as of [ ], 2024, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between Tidal ETF Trust, a Delaware statutory trust (the “Trust”) and Tidal ETF Services LLC, a Delaware limited liability company (“Tidal”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Amended Exhibit A:

●	Unusual Whales Subversive Democratic Trading ETF
●	Unusual Whales Subversive Republican Trading ETF

Remove the following funds:

●	SoFi Be Your Own Boss ETF
●	SoFi Weekly Income ETF
●	SoFi Weekly Dividend ETF
●	SoFi Web 3 ETF
●	SoFi Smart Energy ETF
●	Subversive Cannabis ETF

WHEREAS, Section 11 of the Agreement allows for its amendment by written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST		TIDAL ETF SERVICES LLC
On behalf of each series listed on Amended
Exhibit A attached hereto

By:		By:
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	President	Title:	Chief of Staff

Amended Exhibit A to the Fund Administration Servicing Agreement

Separate Series of Tidal ETF Trust

Name of Series

SoFi Select 500 ETF

SoFi Next 500 ETF

SoFi Social 50 ETF

SoFi Enhanced Yield ETF

RPAR Risk Parity ETF

UPAR Ultra Risk Parity ETF

SP Funds Dow Jones Global Sukuk ETF

SP Funds S&P 500 Sharia Industry Exclusions ETF

SP Funds S&P Global REIT Sharia ETF

Adasina Social Justice All Cap Global ETF

Leatherback Long/Short Absolute Return ETF

Leatherback Long/Short Alternative Yield ETF

ATAC US Rotation ETF

ATAC Credit Rotation ETF

ATAC Equity Leverage Rotation ETF

Gotham Enhanced 500 ETF

Gotham 1000 Value ETF

Gotham Short Strategies ETF

Sound Fixed Income ETF

Sound Enhanced Fixed Income ETF

Sound Equity Dividend Income ETF

Sound Enhanced Equity Income ETF

Sound Total Return ETF

Acruence Active Hedge U.S. Equity ETF

American Customer Satisfaction ETF

SonicSharesTM Global Shipping ETF

Robinson Alternative Yield Pre-Merger SPAC ETF

ZEGA Buy and Hedge ETF

FolioBeyond Alternative Income and Interest Rate Hedge ETF

Residential REIT ETF

Intelligent Real Estate ETF

Newday Ocean Health ETF

Newday Diversity, Equity & Inclusion ETF

Ionic Inflation Protection ETF

Aztlan Global Stock Selection DM SMID ETF

Aztlan North America Nearshoring Stock Selection ETF

Unlimited HFND Multi-Strategy Return Tracker ETF

Unlimited HFEQ Equity Long/Short Return Tracker ETF

Unlimited HFGM Global Macro Return Tracker ETF

Unlimited HFEV Event Driven Return Tracker ETF

Unlimited HFFI Fixed Income Return Tracker ETF

Unlimited HFEM Emerging Markets Return Tracker ETF

Unlimited HFMF Managed Futures Return Tracker ETF

Unlimited Ultra HFND Multi-Strategy Return Tracker ETF

Unlimited Low-Beta HFND Multi-Strategy ETF

God Bless America ETF

Academy Veteran Impact ETF

Unusual Whales Subversive Democratic Trading ETF

Unusual Whales Subversive Republican Trading ETF

3